Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Nine Months Ended September 30, 2004

(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$586
Income taxes	318
Fixed charges, as below	148

Total earnings, as defined	$1,052

Fixed charges, as defined:
Interest charges	$135
Rental interest factor	5
Capitalized interest	8

Total fixed charges, as defined	$148

Ratio of earnings to fixed charges	7.11

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$586
Income taxes	318
Fixed charges, as below	148

Total earnings, as defined	$1,052

Fixed charges, as defined:
Interest charges	$135
Rental interest factor	5
Capitalized interest	8

Total fixed charges, as defined	148

Non-tax deductible preferred stock dividends	1
Ratio of income before income taxes to net income	1.54

Preferred stock dividends before income taxes	2

Combined fixed charges and preferred stock dividends	$150

Ratio of earnings to combined fixed charges and preferred stock dividends	7.01